Paulson Capital Corp. Reports Results for Third Quarter 2010

PORTLAND, OR -- (Marketwire - November 15, 2010) - Paulson Capital Corp. (NASDAQ: PLCC), parent company of Paulson Investment Company, Inc., today reported a net loss for the three months ended September 30, 2010 of $1,245,586 (or ($0.21) per share) versus a loss of $197,023 (or ($0.03) per share) for the period ended September 30, 2009. Revenues for the three months totaled $3,302,036 versus $4,882,272 for the like period in 2009. A net loss for the nine months ended September 30, 2010 was reported of $1,863,362 (or ($0.32) per share) versus a profit of $844,895 (or $0.14 per share) for the like period in 2009. Revenues for the 2010 nine month period totaled $12,832,613 versus revenues of $14,225,042 for the same period in 2009.

Chester L.F. Paulson, Chairman, stated:

"The continued improvement in the global economy and major market indices has had a positive effect on our corporate finance and retail revenues. Our trading income, however, continues to be negatively affected by the market value of certain small-cap securities in which we make a market."

Paulson Capital Corp. is the parent company of Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 165 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

Contact:
Chester L.F. Paulson
503-243-6010